Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT
OF
GYRODYNE, LLC

This Limited Liability Company Agreement of Gyrodyne, LLC (the “Company”), dated as of October 3, 2013 (this “Agreement”), is made by Gyrodyne Company of America, Inc., a self-managed and self-administered real estate investment trust formed under the laws of the State of New York, as sole member (the “Member”).

W  I  T  N  E  S  S  E  T  H:

The Member has formed the Company as a limited liability company under the laws of the State of New York and desires to enter into a written agreement, in accordance with the provisions of the New York Limited Liability Company Law and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE I

THE LIMITED LIABILITY COMPANY

Section 1.1                 Formation. The Member previously has formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of New York in conformity with the Act. Express authorization hereby is given to Frederick C. Braun III for the exclusive purpose of executing the Certificate of Formation of the Company and filing it in the Office of the Secretary of State of New York.

Section 1.2                 Name. The name of the Company shall be “Gyrodyne, LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 1.3                 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 1.4                 Registered Office and Agent. The Company shall maintain a registered office in the State of New York at One Flowerfield, Suite 24, Saint James,

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New York 11780. The Member may, from time to time, change the Company’s registered office and/or appoint or change the Company’s registered agent and shall forthwith amend the Articles of Organization to reflect such change(s).

Section 1.5                 Term. Subject to the provisions of Articles VI and VIII below, the Company shall have perpetual existence.

Section 1.6                 Principal Place of Business. The principal place of business of the Company shall be at such location as the Member, from time to time, may select.

Section 1.7                 Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by the Member individually. The Common Interests (as hereinafter defined) of the Member shall constitute personal property.

Section 1.8                 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall end on December 31 of each year or at such other date as the Member, from time to time, may select.

ARTICLE II

THE MEMBER

Section 2.1                 The Member. The name and address of the Member is as follows:

Name	Address
Gyrodyne Company of America, Inc.	One Flowerfield, Suite 24 Saint James, New York 11780

Section 2.2                 Management by Member. The management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, the Member shall act through resolutions adopted at meetings or in actions by written consent. Decisions or actions taken by the Member in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.

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Section 2.3                  Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the New York Business Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 2.3 may be revoked at any time by the Member. A vacancy in any office because of death, resignation, removal, disqualification or any other cause, shall be filled by the Member or any such person as may be appointed by the Member. The initial Officers appointed by the Member are as follows:

Name	Address
Frederick C. Braun III	President and Chief Executive Officer
Gary J. Fitlin	Senior Vice President and Chief Financial Officer
Peter Pitsiokos	Executive Vice President, Chief Operating Officer and Secretary

Section 2.4                 Member Meetings.

(a)          Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member pursuant to subparagraph (b) below.

(b)         Action by Written Consent. Any action may be taken by the Member without a meeting if authorized by the written consent of the Member. In no instance where action is authorized by written consent of the Member will a meeting of the Member be called or notice be given. However, a copy of the action taken by written consent shall be filed with the records of the Company.

Section 2.5                 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

Section 2.6                 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

Section 2.7                 Admission of Members. New members shall be admitted only upon the approval of the Member and execution by such new member of a joinder agreement (a “Joinder Agreement”) in form and substance reasonably acceptable to the

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Member, providing that such new member shall be bound by and shall fully comply with the terms of this Agreement.

ARTICLE III

CAPITAL STRUCTURE AND CONTRIBUTIONS

Section 3.1                 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”), which shall initially consist of one hundred common interests, all of which are issued to the Member. All Common Interests shall be identical with each other in every respect.

Section 3.2                 Capital Contributions. From time to time, the Member may determine that the Company requires capital and may make capital contributions in an amount determined by the Member. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE IV

PROFITS, LOSSES AND DISTRIBUTIONS

Section 4.1                 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner in which profit or loss is determined for Federal income tax purposes. In each year, profits and losses shall be allocated entirely to the Member.

Section 4.2                 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Member. The distributions of the Company shall be allocated entirely to the Member.

Section 4.3                 Withholding Taxes. The Company is authorized to withhold from distributions to the Member, or with respect to allocations to the Member, and to pay over to a Federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or any provisions of any other Federal, state or local law. Any amounts so withheld shall be treated as having been distributed to the Member pursuant to this Article IV for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to the Member.

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 ARTICLE V

ACCOUNTS; TAX MATTERS

Section 5.1                 Books. The Member shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting as the Member shall select. The Company’s accounting period shall be as determined by the Member.

Section 5.2                 Company Tax Returns. The Member shall cause to be prepared and timely filed all tax returns required to be filed for the Company. Subject to Section 5.3, the Member may, in its sole discretion, make or refrain from making any tax election for the Company that it deems necessary.

Section 5.3                 Tax Treatment. To the extent the Member is the sole member of the Company, (i) it is the intention of the Member that, for income tax purposes, the Company be treated as an entity that is disregarded as an entity separate from its owner and (ii) the Member and the Company shall timely make all necessary elections and filings, if any, for income tax purposes such that it will not be treated as a separate entity, but, instead, will be treated for income tax purposes as an entity that is disregarded as an entity separate from its owner.

ARTICLE VI

EVENTS OF DISSOLUTION

Section 6.1                 Events. The Company shall be dissolved upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a)          The Member votes for dissolution; or

(b)         A judicial dissolution of the Company under Section 702 of the Act.

Section 6.2                 Continuation. No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of the Member, shall cause the existence of the Company to terminate.

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ARTICLE VII

TRANSFER OF INTERESTS IN THE COMPANY

Section 7.1                 Transfer of Interests. The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and any assignee of the Common Interests shall be admitted as a member of the Company upon execution of a Joinder Agreement.

ARTICLE VIII

TERMINATION

Section 8.1                 Liquidation. In the event that an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed in accordance with the provisions of Section 704 of the Act, and all Common Interests in the Company shall be cancelled.

Section 8.2                 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Member from the date of the last previous accounting to the date of dissolution.

Section 8.3                 Distribution in Kind. All or any portion of the Company’s assets may be distributed in kind to the Member in the event the Member determines that it is in the best interest of the Company.

Section 8.4                 Articles of Dissolution. Upon the completion of the winding up of the Company and the distribution of the Company’s assets, the Company shall be terminated and the Member shall cause the Company to execute and file Articles of Dissolution in accordance with Section 705 of the Act.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

Section 9.1                 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Member, or any officers, directors, stockholders, employees, representatives or agents of the Member, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person, provided such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

Section 9.2                 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and

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other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 9.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 9.2.

Section 9.3                 Amendments. Any repeal or modification of this Article IX by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article IX, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE X

AMENDMENT TO AGREEMENT

Section 10.1             Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1             Construction Principles. As used in this Agreement words in any gender shall be deemed to include all other genders. References in this Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority. The singular shall be deemed to include the plural and vice versa. The captions and article and section headings in this Agreement are inserted for convenience of

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reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

Section 11.2             Severability. If any provision or clause of this Agreement is held to be invalid or unenforceable for any reason, such provision or clause shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions and clauses will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the member(s) regarding this Agreement. Otherwise, any invalid or unenforceable provision or clause shall be replaced by the member(s) with a valid provision or clause which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 11.3             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereunder.

Section 11.4             Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Member.

Section 11.5             Additional Documents and Acts. The Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

Section 11.6             No Third-Party Beneficiary. This Agreement is made solely for the benefit of the Member and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

Section 11.7             Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of New York or any other laws.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Limited Liability Company Agreement as of the day first above written.

GYRODYNE COMPANY OF AMERICA, INC.

By: /s/ Frederick C. Braun III
Name: Frederick C. Braun III
Title: President and Chief Executive Officer